Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-49138, 033-22977, 33-22977, and 33-89930 on Form S-8 of our report dated June 13, 2005 relating to the consolidated financial statements of MAIR Holdings, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of MAIR Holdings, Inc. and subsidiaries for the year ended March 31, 2005.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
June 13, 2005